Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Theriva Biologics, Inc.

Rockville, MD

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-180562, 333-188219, 333-156973, 333-206267, 333-207327, 333-203323, 333-226500, 333-224728, 333-255726, 333-260449 and 333-267294), Form S-1 (No. 333-227400), and Form S-8 (Nos. 333-192355, 333-170858, 333-148764, 333-206268, 333-213388, 333-220401, 333-227668, 333-233959, 333-249712 and 333-267910) of Theriva Biologics, Inc. of our report dated March 25, 2024 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report on the contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Raleigh, North Carolina
March 25, 2024